Exhibit 3.150

EFFECTIVE DATE 12/31/08

ARTICLES OF ORGANIZATION

OF

LA AMISTAD RESIDENTIAL TREATMENT CENTER, LLC

The undersigned, being authorized to execute and file these Articles of Organization of LA AMISTAD RESIDENTIAL TREATMENT CENTER, LLC (the “Limited Liability Company”), hereby certifies that:

ARTICLE I — Name:

The name of the Limited Liability Company is:

LA AMISTAD RESIDENTIAL TREATMENT CENTER, LLC

ARTICLE II — Address:

The mailing address and street address of the principal office of the Limited Liability Company is:

201 Alpine Drive

Maitland, FL 32751

ARTICLE III — Duration:

The period of duration for the Limited Liability Company shall be perpetual.

ARTICLE IV — Registered Agent:

The name and address of the registered agent for service of process in the state shall be:

CT Corporation System

1200 South Pine Island Road

Plantation, FL 33324

ARTICLE V — Management:

The Limited Liability Company will be a member-managed company.

ARTICLE VI — Effective Date:

The effective date of these Articles of Organization shall be December 31, 2008.

* * * * * * * *

IN WITNESS WHEREOF, the undersigned, as an Authorized Representative, has executed the foregoing Articles of Organization as of this 19 day of December, 2008.

LA AMISTAD RESIDENTIAL TREATMENT CENTER, LLC, a Florida limited liability company

By:	/s/ Steve Filton

Name: Steve Filton
Title: Vice President